Exhibit 99.1

NPS Pharmaceuticals Reports First Quarter 2010 Financial Results and Continued Progress of Two Phase 3 Registration Programs

More than $90 million generated in 2010 from financing activities

Conference call today at 5:00 PM ET

BEDMINSTER, N.J.--(BUSINESS WIRE)--May 5, 2010--NPS Pharmaceuticals, a specialty pharmaceutical company developing innovative therapeutics for rare gastrointestinal and endocrine disorders, today reported its results for the first quarter 2010.

NPS reported a net loss of $3.1 million or $0.06 per diluted share for the first quarter 2010, compared to a net loss of $10.7 million or $0.22 per diluted share for the first quarter 2009. The company’s cash, cash equivalents and marketable investment securities totaled $100.9 million at March 31, 2010 versus $74.9 million at December 31, 2009. In March 2010, the company received $38.4 million from the sale of certain of its REGPARA royalty rights. In addition, the company received net proceeds of approximately $53.3 million from a public offering of common stock completed in April 2010.

“With over $90 million of new capital and pro forma cash of more than $150 million, we are now fully positioned to deliver multiple value-driving catalysts in 2010 and 2011 as we advance two Phase 3 registration programs, GATTEX in short bowel syndrome and NPSP558 in hypoparathyroidism,” said Francois Nader, MD, president and chief executive officer of NPS. “We look forward to reporting top-line results from the Phase 3 STEPS study of GATTEX in late 2010 or early 2011 and reaching our patient enrollment target in the Phase 3 REPLACE study of NPSP558 later this year. Additionally, we are ensuring regulatory-readiness for the timely filing of new drug applications for both compounds and planning for the launch of our first product in 2012.”

Product Pipeline Update

The company continues to expect to report top line results from STEPS in late 2010 or early 2011. STEPS is an international, double-blind, placebo-controlled Phase 3 registration study to confirm that GATTEX® (teduglutide) is well tolerated and reduces parenteral nutrition (PN) dependence in adult short bowel syndrome (SBS) patients. The company believes positive results from STEPS will enable it to seek U.S. marketing approval for GATTEX for patients with PN-dependent SBS. NPS is also advancing STEPS 2, an open-label continuation study in which all participants will receive up to 24 months of GATTEX therapy. Based on a collaboration agreement, Nycomed provides 50% of the external clinical costs for these two studies.

The company continues to expect to achieve its patient enrollment target for REPLACE in the second half of 2010. REPLACE is an international, double-blind, placebo-controlled Phase 3 registration study evaluating NPSP558 for the treatment of hypoparathyroidism in adults. NPS believes positive results from REPLACE will enable it to seek U.S. marketing approval for NPSP558 for patients with hypoparathyroidism.

Financial Results

Royalties

Royalty revenue grew to $17.8 million for the first quarter 2010 versus $14.4 million for the first quarter 2009. NPS earns royalties on (i) Amgen’s sales of Sensipar® (cinacalcet HCl), (ii) Nycomed’s sales of Preotact® (recombinant parathyroid hormone 1-84 [rDNA origin] injection), (iii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), and (iv) Ortho-McNeil’s sales of Nucynta® (tapentadol).

The components of royalties are summarized as follows:

In millions	First Quarter
	2010	2009
Royalty:
Sensipar	$14.1	$11.6
Preotact	2.4	2.1
REGPARA	1.1	0.7
Nucynta	0.2	--
Total	$17.8	$14.4

The company’s royalty rights related to Sensipar, Preotact, and REGPARA have been partially monetized and classified as non-recourse debt. After repayment of the obligations, as set forth in the agreements, any remaining cash flows from these royalties will return to NPS.

Milestones and license fees

During the first quarter 2010, the company recognized milestone revenue of $2 million from Amgen for the initiation of a Phase 3 study of Sensipar in primary hyperparathyroidism. During the first quarter 2009, the company recognized $1.9 million of previously deferred license fee revenue from Nycomed for the rights to teduglutide in territories outside of North America.

Research and development

Research and development expenses were $9.5 million for the first quarter 2010 versus $5.8 million for the first quarter 2009. The increase in research and development expense was largely due to the advancement of the short bowel syndrome and hypoparathyroidism registration programs.

General and administrative

General and administrative expenses of $4.3 million for the first quarter 2010 remained relatively consistent with $4.6 million for the first quarter 2009.

Interest expense

First quarter interest expense was $13.3 million for 2010 versus $15.7 million for 2009. Interest expense is largely attributable to non-recourse debt. With the exception of $50 million in 5.75% convertible notes due in 2014, all of the company’s debt is non-recourse and secured by its Sensipar, Preotact, and REGPARA royalties.

Gain (loss) on sale and impairments of marketable investment securities

NPS recorded a gain on the sale of its auction-rate security (ARS) investments of $3.7 million for the first quarter 2010. NPS recorded impairment charges related to other-than-temporary declines in the fair value of ARS investments of $2.2 million for the first quarter 2009.

Cash and investments

At March 31, 2010, the company’s cash, cash equivalents, and marketable investment securities totaled $100.9 million compared to $74.9 million at December 31, 2009. In the first quarter 2010, the company sold certain of its royalty rights from sales of REGPARA® (cinacalcet HCl) for $38.4 million. In April 2010, the company completed a public offering of 10,350,000 shares of its common stock, including 1,350,000 shares sold pursuant to the full exercise of an overallotment option granted to the underwriters. Net proceeds were approximately $53.3 million after deducting underwriting discounts and offering expenses. Including estimated net proceeds of $53.3 million from the April 2010 sale of common stock, the company’s pro forma cash, cash equivalents and marketable investment securities totaled approximately $154.2 million at March 31, 2010.

The company received $8.6 million related to the sale of certain ARS investments during the first quarter 2010. All of the company’s remaining ARS investments will be sold at par in 2010 in connection with a settlement agreement. The company has classified its ARS investments as current assets within its balance sheets at March 31, 2010 and December 31, 2009.

The company’s net cash burn was $13.3 million for the first quarter 2010. NPS continues to expect its 2010 cash burn to be in the range of $75 to $90 million. The company’s cash burn is defined as the net change in cash, cash equivalents, and marketable investment securities, excluding changes in the fair value of ARS investments (approximately $0.9 million increase for the first quarter 2010) and proceeds from external financing activities (approximately $38.4 million for the first quarter 2010).

Pro forma cash and cash burn are non-GAAP financial measures that may be considered in addition to results prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures should not be considered a substitute for, or superior to, GAAP results. NPS believes that pro forma cash and cash burn are relevant and useful information for the company and its investors as they provide a meaningful way of determining cash available for and net cash used in operations of the company.

Conference Call Information

NPS will host a conference call beginning today at 5:00 p.m. Eastern Time. To participate in the conference call, dial (866) 783-2143 and use pass code 85685237. International callers may dial (857) 350-1602, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 88206859, until midnight Eastern Time, May 19, 2010. International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing new treatment options for patients with rare gastrointestinal and endocrine disorders. The company is currently advancing two Phase 3 registration programs. Teduglutide, a proprietary analog of GLP-2, is being evaluated as GATTEX® in a Phase 3 registration study known as STEPS for intestinal failure associated with short bowel syndrome and is in preclinical development for chemotherapy-induced gastrointestinal mucositis and other pediatric indications. NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is being evaluated in a Phase 3 registration study known as REPLACE as a hormone replacement therapy for hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, Kyowa Hakko Kirin, Nycomed, and Ortho-McNeil Pharmaceutical.

“NPS” and “NPS Pharmaceuticals” are the company’s registered trademarks. GATTEX® is the company’s registered trademark in the U.S. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Revenues:
Royalties	$17,789	14,408
Product sales	484	--
Milestones and license fees	2,025	1,921
Total revenues	20,298	16,329

Costs and expenses:
Cost of license fees	6	358
Research and development	9,508	5,832
General and administrative	4,297	4,553
Total operating expenses	13,811	10,743
Operating income	6,487	5,586

Other income (expense):
Interest income	150	600
Interest expense	(13,340)	(15,691)
Gain on sale of marketable investment securities	3,652	--
Loss on impairment of marketable investment securities	--	(2,204)
Other	(1)	(41)
Total other expense, net	(9,539)	(17,336)
Loss before income tax benefit	(3,052)	(11,750)

Income tax benefit	--	(1,014)
Net loss	($3,052)	($10,736)
Net loss per common and potential common share:
Basic and diluted	($0.06)	($0.22)
Weighted average common and potential common share:
Basic and diluted	49,041	47,959

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (In thousands) (Unaudited)
	March 31,	December 31,
	2010	2009
Assets:
Cash, cash equivalents and marketable investment securities	$100,921	$74,928
Restricted cash and cash equivalents	4	41,821
Account receivable	21,221	23,965
Other current assets	4,674	4,538
Equipment, net	366	399
Goodwill	9,429	9,429
Debt issuance costs	3,181	3,454
Other assets	563	1,058
Total assets	140,359	159,592

Liabilities and Stockholders’ Deficit:
Current liabilities	$31,658	$73,972
Convertible notes	50,000	50,000
Secured notes payable, excluding current*	270,310	240,194
Other liabilities	15,963	18,225
Total liabilities	367,931	382,391

Common stock and additional paid-in capital	698,133	697,050
Accumulated other comprehensive income	89	2,893
Accumulated deficit	(925,794)	(922,742)
Total stockholders' deficit	(227,572)	(222,799)
Total liabilities and stockholders' deficit	$140,359	$159,592

* Non-recourse debt secured by Sensipar®, Preotact®, and REGPARA® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com